Exhibit 99.2

500 Frank W. Burr Blvd.
Teaneck, NJ 07666

CONTACT: Gordon Coburn
FOR IMMEDIATE RELEASE	Chief Financial & Operating Officer
201-678-2712

Investors: Gordon McCoun/Christina Corcoran
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
scot.hoffman@fd.com

COGNIZANT EXPANDS SHARE REPURCHASE PROGRAM

*Authorization Increased to $200 million

Teaneck, N.J. – December 6, 2007 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services, today announced that its Board of Directors has authorized the Company to purchase an additional $100 million of Cognizant common stock. The Board’s authorization expands the Company’s share repurchase program originally announced in September 2007 to $200 million. As of December 5, 2007, Cognizant has repurchased a total of approximately 3.1 million shares for $95.4 million at an average price of $30.90 per share.

“The expansion of Cognizant’s share repurchase program further underscores the Board’s confidence in the fundamentals of our business,” said Francisco D’Souza, President and Chief Executive Officer of Cognizant. “Clients across the broad range of industries we serve continue to express strong interest in Cognizant’s seamless onsite/offshore delivery model, giving us continued optimism about our growth prospects for 2008.”

Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 35 global delivery centers and over 53,000 employees, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and is ranked among the top information technology companies in BusinessWeek’s Info Tech 100, Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.